Exhibit 99.1

www.hearstargyle.com NEWS

Contact:	Thomas W. Campo (212) 887-6827 tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS
FOR THE FIRST QUARTER

NEW YORK, N.Y., April 29, 2005 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced first-quarter earnings of $0.14 per diluted share, compared to $0.19 per diluted share in the first quarter of 2004 and $0.11 in the first quarter of 2003. As is typical in non-election years, the first-quarter results were impacted by the relative absence of political advertising.

     For the quarter ended March 31, 2005, total revenue was $162.3 million compared to $166.9 million and $149.3 million in the first quarters of 2004 and 2003, respectively. Total revenue included approximately $0.7 million of net political advertising compared to $10.1 million and $0.6 million in the first quarters of 2004 and 2003, respectively. First-quarter 2005 total revenue also reflected the previously estimated reduction of $2.1 million in network compensation. Adjusted EBITDA, a non-GAAP financial measure, was $52.4 million compared to $61.4 million and $48.5 million in the first quarters of 2004 and 2003, respectively. Income applicable to common stockholders was $13.1 million, compared to $17.6 million and $9.7 million in the first quarters of 2004 and 2003, respectively.

     “We are pleased to get 2005 off to a good start,” said David J. Barrett, president and chief executive officer. “Overall revenue performance for the first quarter was encouraging as we successfully replaced a substantial portion of the large political revenue component which we benefited from in first quarter 2004, enabling us to outperform our earnings guidance. All of our important performance metrics, including net operating revenue, adjusted EBITDA, and net income improved nicely over the first quarter of 2003 – an appropriate period of comparison given the typical cyclical pattern of political advertising on broadcast television revenues.

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Hearst-Argyle First Quarter 2005...2

     “We are enjoying good success in our company-wide ‘Thrive in ’05’ development initiative,” Barrett noted, “attracting new advertisers and marketing partners with creative customer-focused sales programs. Collectively, our stations generated year-over-year growth in five important advertising categories, including automotive, consumer packaged goods, beverages, furniture/housewares, and retail. Our stations continue to achieve leading news ratings, and our business model – built on localism and news leadership – remains highly attractive and sustainable.”

     Harry T. Hawks, executive vice president and chief financial officer, said, “Our solid operating results and healthy free cash flow during the quarter provided continuing support for our disciplined strategy of investing in our business and returning capital to our investors while further strengthening the liquidity and flexibility of our financial position. During the three months just ended, we:

•	Funded $8.1 million of capital investment;

•	Paid $6.5 million of dividends on common stock;

•	Repurchased 157,659 shares, or approximately $4.0 million, of common stock;

•	Paid $2.4 million of dividends on convertible preferred securities issued by our Capital Trust;

•	Redeemed $11.3 million of preferred stock; and

•	Added $6.8 million to our already significant cash balances.

     “In addition, on April 15, we closed a new five-year $250 million revolving credit facility,” Hawks said. “Although we have not borrowed under the facility to-date, it is available to us for investments, acquisitions, working capital and other corporate purposes. Combined with our March 31 cash position of $99 million, our low leverage and our excellent free cash flow, our capital resources are indeed significant.”

     Separately, The Hearst Corporation during the quarter purchased 524,000 shares of Hearst-Argyle Series A Common Stock, and owns approximately 68% of Hearst-Argyle’s total shares outstanding.

     During the quarter, Hearst-Argyle Television received its third consecutive Walter Cronkite Award for excellence in television political journalism, for the station group’s coverage of the 2004 election season. Also, WBAL-TV, the Company’s Baltimore NBC affiliate, received the George Foster Peabody Award for its investigation into Chesapeake Bay pollution, which led to changes in state environmental policies. The honor marks the third consecutive Peabody for a Hearst-Argyle station.

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Hearst-Argyle First Quarter 2005...3

Management’s Outlook and Discussion of Selected Items

     “Looking ahead to the second quarter,” Hawks added, “we expect total revenue to decrease by a low-single-digit percentage compared to $198.0 million in the second quarter of 2004, which would represent a high-single-digit increase compared to the $179.6 million in the second quarter of 2003.

     “Second-quarter 2005 results are expected to reflect the normal virtual absence of political revenue, which totaled $12.0 million in the second quarter of 2004, and an estimated $2.6 million decrease in network compensation,” Hawks noted. “We anticipate second-quarter 2005 EPS in the range of $0.31 to $0.33, which compares to $0.37 and $0.29 in the second quarters of 2004 and 2003, respectively.”

     To provide additional basis for comparison, the following table reflects quarterly and annual net political revenue earned by the Company during 2003, 2004 and for first-quarter 2005:

	2005	2004	2003
1Q	$0.7	$10.1	$0.6
2Q	$—	$12.0	$2.7
3Q	$—	$22.1	$5.5
4Q	$—	$42.5	$9.3

Annual		$86.7	$18.1

     Expense guidance for 2005 has been updated to reflect among other items the amended compliance date for FAS123®, “Share Based Payments,” which requires companies to expense share-based payments in fiscal years commencing after June 15, 2005. The Company plans to adopt FAS123® on January 1, 2006 versus the previous required date of July 1, 2005.

     Salaries, benefits and other operating costs (“SB&O”) were $88.6 million for the first quarter of 2005 compared to $84.6 million in the first quarter of 2004. The increase primarily reflects the acquisition of WMTW-TV and to a lesser extent higher pension and employee benefits expense. For 2005, SB&O expenses are expected to increase approximately 2.5% versus 2004. Previously, the Company’s 2005 SB&O estimate included $2 million to reflect the implementation of FAS123®.

     Amortization of program rights was flat at $15.3 million for the quarter. In 2005, program amortization is expected to be approximately $62 million, a reduction from the $63 million forecast on February 23, compared to $63.8 million in 2004.

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Hearst-Argyle First Quarter 2005...4

     Depreciation and amortization was $13.1 million for the quarter compared to $12.5 million in the first quarter of 2004. For 2005, depreciation and amortization guidance is unchanged at approximately $51 million.

     Corporate, general and administrative expenses (“G&A”) were $5.9 million in the quarter compared to $5.6 million in the 2004 first quarter. The increase reflects, in part, higher employee benefits and pension expense. Full-year G&A expenses are estimated to be approximately $23 million. Previously, the Company’s 2005 G&A estimate included $2.4 million to reflect the implementation of FAS123®.

     The effective tax rate was 39% during the quarter and is expected to be 39% for the remaining quarters of 2005.

     Capital expenditures were $8.1 million in the quarter, and are expected to be approximately $40 million in 2005. The Company has substantially completed its DTV conversion in accordance with FCC requirements.

     Common Stock Dividends: On April 15, 2005, the Company paid approximately $6.5 million, or $0.07 per share, to holders of the Company’s Common Stock.

     Cash and Total Leverage: At March 31, 2005, the Company had $99 million of cash on hand and total long-term debt of $882 million. The Company’s ratio of long-term debt to adjusted EBITDA was 2.7X.

     Interest Expense, net, decreased to $15.7 million from $16.4 million in first-quarter 2004, and is projected to be approximately $63.1 million for the year, a slight decrease from prior guidance, compared to $63.7 million in 2004.

     Interest expense, net – Capital Trust was $2.4 million vs. $3.8 million in last year’s first quarter, reflecting the redemption of the Series A debentures associated with the Company’s convertible trust preferred securities on December 31, 2004. The full-year guidance is unchanged at a projected $9.8 million.

Non-GAAP Measures

     For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated statements of income, please see the accompanying Supplemental Disclosures table. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to our Web site, in the Corporate Information section under “Financials.”

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Hearst-Argyle First Quarter 2005...5

First-Quarter Conference Call

     Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today. Senior management will discuss the financial results and respond to questions. A live audio Webcast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Webcast will subsequently be archived on the site. The conference call number is (800) 857-9600 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through May 6 at (866) 468-7655 or (203) 369-1452 (international). No pass code is necessary for the replay.

About Hearst-Argyle

     Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 12 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station.

     Hearst-Argyle’s stations are recognized news leaders. The station group has been honored with three consecutive Walter Cronkite Awards, presented by the University of Southern California’s Annenberg School for Communication, for excellence in television political journalism, and is the only group to have received the award since its inception. Hearst-Argyle stations also are the recipients of many of television’s other highest awards for excellence in journalism, programming and community service, including the Peabody, the Columbia-du Pont Journalism Award, the Sigma Delta Chi Award, the Gabriel, the Ad Council Silver Bell, the National Headliner Award, the Edward R. Murrow Award and the Emmy.

     Hearst-Argyle also is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems, and in the application of digital broadcast spectrum for new local informational services through its Weather Plus partnership with NBC and various NBC affiliate groups.

     Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.” HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook. The company’s Web address is www.hearstargyle.com.

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Hearst-Argyle First Quarter 2005...6

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “likely”, “plan”, “believe”, “expect”, “intend”, “project” or other such similar words and/or phrases. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, operating expenses, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors. Those factors include the impact on our operations from

•	Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•	Local regulatory actions and conditions in the areas in which our stations operate;

•	Competition in the broadcast television markets we serve;

•	Our ability to obtain quality programming for our television stations;

•	Successful integration of television stations we acquire;

•	Pricing fluctuations in local and national advertising;

•	Changes in national and regional economies;

•	Our ability to service and refinance our outstanding debt; and

•	Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Hearst-Argyle First Quarter 2005...7

Hearst-Argyle Television, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2005(1)	2004 (1)	2003 (1)
	(In thousands, except per share data)
Total revenue (2)	$162,279	$166,864	$149,276
Station operating expenses:
Salaries, benefits and other operating costs	88,624	84,594	79,833
Amortization of program rights	15,333	15,311	16,092
Depreciation and amortization (3)	13,138	12,495	10,960
Corporate, general and administrative expenses	5,916	5,589	4,874

Operating income	39,268	48,875	37,517
Interest expense, net	15,701	16,416	17,409
Interest expense, net — Capital Trust (4)	2,438	3,750	3,750
Equity in (income) loss of affiliates, net (5)	(307)	(199)	136

Income before income taxes	21,436	28,908	16,222
Income taxes	8,361	11,014	6,165

Net income	13,075	17,894	10,057
Less preferred stock dividends	2	272	318

Income applicable to common stockholders	$13,073	$17,622	$9,739

Income per common share-basic	$0.14	$0.19	$0.11

Number of common shares used in the calculation	92,849	92,902	92,436

Income per common share-diluted	$0.14	$0.19	$0.11

Number of common shares used in the calculation (6)	93,319	93,615	92,750

Dividends per common share declared	$0.07	$0.06	$—

Supplemental Financial Data:
Net cash provided by operating activities	$34,753	$54,253	$35,438
Program payments	16,053	15,320	15,638
Capital expenditures	8,073	6,530	6,105
Cash paid for income taxes, net of refunds (7)	16,662	14,964	10,335
Cash	99,044	116,704	5,834
Debt, net of cash	783,207	765,665	938,515
Note payable to Capital Trust (4)	134,021	206,186	206,186
Common shares outstanding, net of treasury shares	92,799	93,021	92,527
Supplemental Non-GAAP Data (*) :
Adjusted EBITDA	$52,406	$61,370	$48,477
Free cash flow	$26,680	$47,723	$29,333

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

Hearst-Argyle First Quarter 2005...8

Notes to Consolidated Statements of Income

     (1) Includes (i) the results of the Company’s 24 (which excludes WMTW-TV) television stations which were owned for the entire period presented; (ii) the results of operations of WMTW-TV, which was acquired on July 1, 2004, for all periods presented that ended after the acquisition date, mainly the three months ended March 31, 2005; and (iii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

     (2) Total revenue is presented net of agency commission expense. Also, political revenue which is referenced in the body of the earnings announcement is shown net of agency commissions.

     (3) Depreciation and amortization expense for the three months ended March 31, 2005 and 2004 included approximately $0.9 million, of amortization of a separately identified intangible asset, advertiser client base. In December 2003, the Company reconsidered a reclassification it had made in December 2001 related to this separately identified intangible asset. In December 2003, the Company determined the advertiser client base should continue to be separately identified from goodwill and, as an intangible asset with a finite useful life under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, be amortized over its estimated useful life. Accordingly, the Company recorded a catch-up to amortization expense on the advertiser client base of $7.1 million in the fourth quarter of 2003.

     (4) In December 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46®”). The adoption of FIN 46® required the Company to de-consolidate its wholly-owned trust subsidiary, the Hearst-Argyle Capital Trust (hereafter the “Capital Trust”). In order to present the Capital Trust as an unconsolidated subsidiary, the Company adjusted the presentation in its consolidated balance sheets as follows, for all periods presented: (i) reclassified the amount of $200.0 million, which was previously classified as “Company obligated redeemable convertible preferred securities of subsidiary trust holding solely parent company debentures” to “Note payable to Capital Trust”; (ii) presented an investment in the Capital Trust of $6.2 million, which is included under “Investments”; and (iii) presented a long-term note payable to the Capital Trust of $6.2 million, which is included under “Note payable to Capital Trust,” bringing the total “Note payable to Capital Trust” to $206.2 million. In addition, the Company adjusted the presentation in its consolidated income statements in all periods presented to reclassify the amounts previously presented as “Dividends on redeemable convertible preferred securities” to “Interest expense, net – Capital Trust.” These changes, required under FIN 46®, represent financial statement presentation only and are not a result of any changes to the legal, financial, or operating structure of the Capital Trust. On December 31, 2004, the Company redeemed a portion of the debentures which reduces Interest Expense, net – Capital Trust for all subsequent quarters by $1.3 million.

     (5) Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. and (ii) NBC/Hearst-Argyle Syndication, LLC.

     (6) For the three months ended March 31, 2005, 5,127,882 shares of Series A Common Stock to be issued upon the conversion of 2,600,000 shares of Series B 7.5% Redeemable Convertible Preferred Securities related to our Capital Trust are excluded from the number of common shares used in the calculation of diluted EPS as they would be antidilutive. For the three months ended March 31, 2004 and 2003, 7,935,068 shares of Series A Common Stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Redeemable Convertible Preferred Securities and 2,600,000 shares of Series B 7.5% Redeemable Convertible Preferred Securities, related to the Capital Trust, are excluded in the number of common shares used in the calculation of diluted EPS as they would be antidilutive. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation. On December 31, 2004, we redeemed all of our outstanding Series A Debentures and the Capital Trust concurrently redeemed all outstanding Series A Redeemable Convertible Preferred Securities.

     (7) Cash paid for income taxes is presented net of tax refunds received by the Company.

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Hearst-Argyle First Quarter 2005...9

Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense, net; interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•	Interest expense, net, and Interest expense, net – Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•	Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle First Quarter 2005...10

Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information (continued)

•	Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•	Equity in (income) or loss of affiliates, net. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•	Other income and expense, and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended
	March 31,
	2005	2004	2003
	(In thousands)
	(Unaudited)
Net income	$13,075	$17,894	$10,057
Add: Income taxes	8,361	11,014	6,165
Add: Equity in (income) or loss of affiliates, net	(307)	(199)	136
Add: Other expense	—	—	—
Add: Interest expense, net — Capital Trust	2,438	3,750	3,750
Add: Interest expense, net	15,701	16,416	17,409

Operating income	39,268	48,875	37,517
Add: Depreciation and amortization	13,138	12,495	10,960

Adjusted EBITDA	$52,406	$61,370	$48,477

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Hearst-Argyle First Quarter 2005...11

Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information (continued)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow. Free cash flow reflects our net cash flow from operating activities less capital expenditures. Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group. Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs. Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such. Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow. In addition, our calculation of free cash flow may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended
	March 31,
	2005	2004	2003
	(In thousands)
	(Unaudited)
Net cash flow provided by operating activities	$34,753	$54,253	$35,438
Less capital expenditures	8,073	6,530	6,105

Free cash flow	$26,680	$47,723	$29,333